CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 9, 1994 (except for Note 16 b, as to which the date is September 20, 1994) accompanying the consolidated financial statements of VTX Electronics Corp. and Subsidiaries as of June 30, 1994 and 1993 and for each of the years in the three-year period ended June 30, 1994 contained in the Registration Statement and Prospectus, and accompanying the related schedules included in the Annual Report on Form 10-K for the year ended June 30, 1994 which are incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports included and incorporated by reference in the Registration Statement and Prospectus.


                                        /s/ GRANT THORNTON LLP
                                        ----------------------
                                        GRANT THORNTON LLP

Melville, New York
May 5, 1995